As filed with the Securities and Exchange Commission on February 13, 2008
Registration No. 333-148851
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Pre-Effective Amendment No. 2
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Public Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware	8221	01-0724376
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

111 W. Congress Street
Charles Town, WV 25414
(304) 724-3700
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Harry T. Wilkins
Executive Vice President and Chief Financial Officer
American Public Education, Inc.
111 W. Congress Street
Charles Town, WV 25414
(304) 724-3700
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:

Michael J. Silver Thene M. Martin William I. Intner Hogan & Hartson L.L.P. 111 South Calvert Street, Suite 1600 Baltimore, MD 21202 Telephone: (410) 659-2700	Larry A. Barden Robert L. Verigan Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 Telephone: (312) 853-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class		Maximum	maximum
of securities to be	Amount to be	Offering Price	aggregate offering	Amount of
registered	Registered(1)	Per Share	price(2)	registration fee(3)
Common Stock, $0.01 par value per share	3,834,675	(2)	$149,555,096.50	$5,877.52

(1)	Includes 500,175 shares of common stock that the underwriters have the option to purchase to cover over allotments, if any.

(2)	With respect to 3,620,000 shares initially included in the Registration Statement on January 25, 2008, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act using a proposed maximum offering price per share of $39.01, based on the average of the high and low prices of American Public Education, Inc.’s common stock as reported on The NASDAQ Global Market on January 22, 2008, and, with respect to 154,675 additional shares initially included in Amendment No. 1 to the Registration Statement on February 4, 2008, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act using a proposed maximum offering price of $38.78 per share, based on the average of the high and low prices of American Public Education, Inc.’s common stock as reported on The NASDAQ Global Market on January 28, 2008.

(3)	Of this amount, $5,844.25 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 2 is being filed solely (1) to clarify the Calculation of Registration Fee table on the cover of the Registration Statement and (2) to amend “Part II — Information Not Required In Prospectus” to reflect additional exhibits being filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various fees and expenses, other than the underwriting discounts and commissions, payable by American Public Education, Inc. (the “Registrant”) in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount

SEC registration fee	$5,844
FINRA filing fee	15,371
Accounting fees and expenses	120,000
Legal fees and expenses	300,000
Printing and engraving expenses.	90,000
Transfer agent and registrar fees.	35,000
Miscellaneous fees and expenses.	49,485
Total	$615,700

Item 14.	Indemnification of Directors and Officers

Delaware General Corporation Law.  Section 145(a) of the General Corporation Law of the State of Delaware, (the “Delaware General Corporation Law”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation.  The Registrant’s restated certificate of incorporation filed as Exhibit 3.1 hereto provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such provision will eliminate or limit the liability of directors (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws.  The Registrant’s amended and restated bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the Delaware General Corporation Law. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss, including, without limitation, attorneys’ fees, incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the Registrant and had no reasonable cause to believe that such person’s conduct was unlawful.

Insurance.  The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Underwriting Agreement.  The Registrant’s purchase agreement with the underwriters will provide for the indemnification of the directors and officers of the Registrant and certain controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities

The information presented below describes the sales and issuances of securities by the Registrant since January 1, 2005 that were not registered under the Securities Act. Unless otherwise indicated, the consideration for all such sales and issuances, other than issuances of stock options, was cash. The information presented below regarding the aggregate consideration received by the Registrant is provided before deduction of offering and other related expenses.

Equity Issuances

In August 2005, the Registrant issued 3,520,000 shares of the Registrant’s Class A Common Stock, at a purchase price of $4.55 per share, or $16,000,000 in the aggregate to six accredited investors. In connection with that issuance, the Registrant also (i) reclassified 236,082 outstanding shares of the Registrant’s Series A Preferred Stock held by four accredited investors as shares of the Registrant’s Class A Common Stock at a ratio of 22.666952-to-1 and (ii) exchanged a warrant to purchase 155,815 shares of the Registrant’s Series A Preferred Stock held by an institutional investor for a warrant to purchase the same number of shares of the Registrant’s Class A Common Stock, at an initial exercise price of $4.62 per share, which warrant had been initially issued as partial payment for services provided by the institutional investor, as placement agent, in a prior offering.

In October 2005, the Registrant issued 385,000 shares of the Registrant’s Class A Common Stock, at a purchase price of $4.55 per share, or $1,750,000 in the aggregate, to four accredited investors.

In November 2005, the Registrant issued 66,000 shares of the Registrant’s common stock, at a purchase price of $4.55 per share, or $300,000 in the aggregate, to an executive officer of the Registrant.

In October 2007, the Registrant issued 155,815 shares of the Registrant’s Class A Common Stock upon the exercise of a warrant issued in August 2005 to an institutional investor at an exercise price of $4.62 per share, or $719,865 in the aggregate.

Option Issuances

In 2005, the Registrant issued an aggregate of 704,275 shares of the Registrant’s common stock upon the exercise of employee benefit options to six of the Registrant’s employees at an exercise price of $1.32 per share, for aggregate consideration of $928,362.50. In 2006, the Registrant issued an aggregate of 122,100 shares of the Registrant’s common stock upon the exercise of employee benefit options to six of the Registrant’s employees at a weighted average exercise price of $1.63 per share, for aggregate consideration of $199,436. As of December 31, 2007, the Registrant has issued an aggregate of 350,139 shares of the Registrant’s common stock upon the exercise of stock options to 19 of the Registrant’s employees and service providers at a weighted average exercise price of $2.44 per share, for aggregate consideration of $854,251.

Since January 1, 2005, the Registrant has issued to directors, officers, employees and service providers options to purchase approximately 872,674 shares of the Registrant’s common stock under the Registrant’s 2002 Stock Incentive Plan, as amended, at exercise prices from $1.32 to $9.66 per share (such share amounts and exercise prices do not reflect any subsequent adjustments as a result of the special distribution paid by the Registrant in connection with Registrant’s initial public offering in November 2007).

The issuances of securities in the foregoing transactions were effected without registration under the Securities Act in reliance on Section 4(2) thereof, Regulation D thereunder or Rule 701 thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. None of such transactions was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates or other instruments issued in such transactions. All such recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are filed herewith:

1.1		Form of Underwriting Agreement between American Public Education, Inc., or the Company, and the underwriters
3.1		Form of Restated Certificate of Incorporation of the Company(1)
3.2		Form of Amended and Restated Bylaws of the Company(1)
4.1		Form of certificate representing the Common Stock, $0.01 par value per share, of the Company(2)
5.1		Opinion of Hogan & Hartson L.L.P. regarding the validity of the Common Stock
10	.1+	American Public Education, Inc. 2002 Stock Incentive Plan(2)
10	.1A+	Form of Stock Option Agreement for grants pursuant to the American Public Education, Inc. 2002 Stock Incentive Plan(2)
10	.1B+	Form of Non-Qualified Stock Option Agreement for grants pursuant to the American Public Education, Inc. 2002 Stock Incentive Plan(2)
10	.2+	American Public Education, Inc. 2007 Omnibus Incentive Plan(2)
10	.2A+	Form of Non-Qualified Stock Option Agreement for grants pursuant to the American Public Education, Inc. 2007 Omnibus Incentive Plan(2)
10	.2B+	Form of Restricted Stock Agreement for grants pursuant to the American Public Education, Inc. 2007 Omnibus Incentive Plan(2)
10	.2C+	Form of Restricted Stock Agreement for grants to Directors pursuant to the American Public Education, Inc. 2007 Omnibus Incentive Plan(2)
10.3		Form of Indemnification Agreement(2)
10	.4+	Amended and Restated Employment Agreement between the Company and Wallace E. Boston, Jr. dated October 10, 2007(2)
10	.5+	Amended and Restated Employment Agreement between the Company and Harry T. Wilkins dated October 10, 2007(2)
10	.6+	Employment Agreement between the Company and Frank B. McCluskey dated April 10, 2005(2)
10	.7+	Employment Agreement between the Company and James H. Herhusky dated October 31, 2003(2)
10	.8+	Annual Incentive Plan(2)
10.9		Amended and Restated Registration Rights Agreement dated as of August 2, 2005, among the Company and the Investors named therein (the “Registration Rights Agreement”)(2)
10	.9A	Amendment and Joinder Agreement to the Registration Rights Agreement dated as of October 31, 2005(2)
10	.10+	American Public Education, Inc. Employee Stock Purchase Plan(2)
*21	.1	List of Subsidiaries
*23	.1	Consent of McGladrey & Pullen, LLP
23.2		Consent of Baker-Meekins Company, Inc.
23.3		Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
24.1		Power of Attorney (included on signature page)

*	Previously filed

+	Management contract or compensatory plan or arrangement.

(1)	Incorporated by reference to exhibit filed with Registrant’s Current Report on Form 8-K (File No. 01-33810), filed with the Commission on November 14, 2007.

(2)	Incorporated by reference to exhibit filed with Registrant’s Form S-1 Registration Statement (No. 333-145185), as amended.

(b)	Financial Statement Schedules

The financial statement schedules are omitted because they are inapplicable or the requested information is shown in our financial statements or related notes thereto.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charles Town, State of West Virginia, on February 13, 2008.

American Public Education, Inc.

By: /s/ Wallace E. Boston, Jr.
Name:     Wallace E. Boston, Jr.

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 has been signed as of February 13, 2008 by the following persons in the capacities and on the date indicated.

Name		Title

/s/ Wallace E. Boston, Jr. Wallace E. Boston, Jr.		President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Harry T. Wilkins Harry T. Wilkins		Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Phillip A. Clough		Chairman of the Board of Directors

* Jean C. Halle		Director

* Timothy T. Weglicki		Director

* J. Christopher Everett		Director

* F. David Fowler		Director

*By:	/s/ Harry T. Wilkins Attorney-in Fact

EXHIBIT INDEX

1.1		Form of Underwriting Agreement between American Public Education, Inc., or the Company, and the underwriters
3.1		Form of Restated Certificate of Incorporation of the Company(1)
3.2		Form of Amended and Restated Bylaws of the Company(1)
4.1		Form of certificate representing the Common Stock, $0.01 par value per share, of the Company(2)
5.1		Opinion of Hogan & Hartson L.L.P. regarding the validity of the Common Stock
10	.1+	American Public Education, Inc. 2002 Stock Incentive Plan(2)
10	.1A+	Form of Stock Option Agreement for grants pursuant to the American Public Education, Inc. 2002 Stock Incentive Plan(2)
10	.1B+	Form of Non-Qualified Stock Option Agreement for grants pursuant to the American Public Education, Inc. 2002 Stock Incentive Plan(2)
10	.2+	American Public Education, Inc. 2007 Omnibus Incentive Plan(2)
10	.2A+	Form of Non-Qualified Stock Option Agreement for grants pursuant to the American Public Education, Inc. 2007 Omnibus Incentive Plan(2)
10	.2B+	Form of Restricted Stock Agreement for grants pursuant to the American Public Education, Inc. 2007 Omnibus Incentive Plan(2)
10	.2C+	Form of Restricted Stock Agreement for grants to Directors pursuant to the American Public Education, Inc. 2007 Omnibus Incentive Plan(2)
10.3		Form of Indemnification Agreement(2)
10	.4+	Amended and Restated Employment Agreement between the Company and Wallace E. Boston, Jr. dated October 10, 2007(2)
10	.5+	Amended and Restated Employment Agreement between the Company and Harry T. Wilkins dated October 10, 2007(2)
10	.6+	Employment Agreement between the Company and Frank B. McCluskey dated April 10, 2005(2)
10	.7+	Employment Agreement between the Company and James H. Herhusky dated October 31, 2003(2)
10	.8+	Annual Incentive Plan(2)
10.9		Amended and Restated Registration Rights Agreement dated as of August 2, 2005, among the Company and the Investors named therein (the “Registration Rights Agreement”)(2)
10	.9A	Amendment and Joinder Agreement to the Registration Rights Agreement dated as of October 31, 2005(2)
10	.10+	American Public Education, Inc. Employee Stock Purchase Plan(2)
*21	.1	List of Subsidiaries
*23	.1	Consent of McGladrey & Pullen, LLP
23.2		Consent of Baker-Meekins Company, Inc.
23.3		Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
24.1		Power of Attorney (included on signature page)

*	Previously filed.

+	Management contract or compensatory plan or arrangement.

(1)	Incorporated by reference to exhibit filed with Registrant’s Current Report on Form 8-K (File No. 01-33810), filed with the Commission on November 14, 2007.

(2)	Incorporated by reference to exhibit filed with Registrant’s Form S-1 Registration Statement (No. 333-145185), as amended.